UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 28, 2012

Anika Therapeutics, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Massachusetts	000-21326	04-3145961
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS. Employer Identification No.)
32 Wiggins Avenue Bedford, Massachusetts	01730
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:     (781) 457-9000

N/A
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

On December 21, 2012, the Company informed affected employees that it was closing its tissue engineering facility in Abano Terme, Italy due to the inability to meet strict regulatory standards established by the European Medicines Agency (“EMA”) for ATMP (cell based) products that are effective January 1, 2013. Therefore the Company will discontinue the manufacture and sale of these products after 2012. The plan adopted includes a reduction-in-force of 12 people and provides for severance payments, and the disposal of related supplies, equipment, and other assets. The plan is expected to be implemented within six months, and is intended to improve the efficiency and financial performance of the Company's Italian operations, by reducing costs and focusing on products and technology with strong commercial potential.

In connection with the plan, the Company currently estimates it will take a fourth quarter 2012 pre-tax charge of approximately $2.5 million, including $1.3 million for severance, various expenses, and write-offs of supplies and equipment, and a $1.2 million non-cash charge in connection with discontinuing the Hyalograft C Autograft in-process R&D project. These reductions are expected to result in annualized savings. The Company does not expect this charge to impact its 2012 annual diluted earnings per share guidance provided on November 1, 2012 during the third quarter 2012 earnings conference call.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Anika Therapeutics, Inc.

Date: December 28, 2012	By:	/s/ Kevin W. Quinlan
	Name:	Kevin W. Quinlan
	Title:	Chief Financial Officer